  EXHIBIT 23.1

Green & Company, CPAs A PCAOB Registered Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of CH Real Estate II, Inc. of our report dated March 16, 2016, except for the forward stock split mentioned in footnote 9, as to which is dated September 22, 2016, relating to the financial statements of CH Real Estate II, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Green & Company, CPAs

Green & Company, CPAs

Temple Terrace, FL

January 5, 2017

10320 N 56th Street, Suite 330	Tampa, FL 33617	813.606.4388